UNITES STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2005

Medtronic, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota	1-7707	41-0793183

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

710 Medtronic Parkway Minneapolis, Minnesota		55432

(Address of principal executive offices)		(Zip Code)

(763) 514-4000

(Registrant’s telephone number, including area code):

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

     On June 24, 2005, the Compensation Committee of the Board of Directors of Medtronic, Inc. (the “Company”) approved performance goals under the Company’s Executive Incentive Plan for fiscal year 2006. The Plan is a formula-based plan with awards based on corporate, geographic and business unit performance. For fiscal 2006, corporate operating performance will be assessed against performance measure goals of diluted earnings per share, revenue growth and after-tax return on net assets, with these measures given weights of 50%, 30% and 20%, respectively. For fiscal 2006, senior officers are eligible for target awards ranging from 65% to 120% of base salary.

     The Compensation Committee also approved at its June 24, 2005 meeting the performance goals for the 2006-2008 cycle for its Performance Share Program under the Medtronic, Inc. 2003 Long-Term Incentive Plan. Senior officers are eligible for grants of performance shares under the Performance Share Program. Grants are made annually for overlapping three-year performance periods. The number of shares and amount of cash payable at the end of the three-year plan period can range from 20% to 180% of the original grant. For the 2006-2008 cycle, the grant targets will range from 35% to 125% of base salary.

     At the same Compensation Committee meeting, the Compensation Committee also approved an amendment to the Medtronic, Inc. Capital Accumulation Plan (the “Plan”) to allow outside directors to participate in the Plan.

     The foregoing description of the Executive Incentive Plan and the 2003 Long-Term Incentive Plan is qualified in its entirety by reference to the full text of the Executive Incentive Plan and the 2003 Long-Term Incentive Plan, which were attached as appendixes to the Company’s 2003 Proxy Statement filed on July 28, 2003, and are incorporated herein by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTRONIC, INC.
By /s/ Terrance L. Carlson
Date: June 29, 2005	Terrance L. Carlson
Senior Vice President, General Counsel and Corporate Secretary